Exhibit 99.1

LABCORP COMPLETES ACQUISITION OF MEDTOX

BURLINGTON, N.C. August 1, 2012 — Laboratory Corporation of America® Holdings (NYSE: LH) today announced the completion of its acquisition of MEDTOX Scientific, Inc. (NASDAQ: MTOX), effective July 31, 2012.

At a special meeting held on July 31, 2012, MEDTOX’s stockholders approved the acquisition and the transaction closed promptly thereafter. After the close of the Nasdaq Global Select Market on July 31, 2012, trading in MEDTOX common stock ceased, and the listing of MEDTOX’s common stock was suspended. MEDTOX stockholders will receive a letter of transmittal from American Stock Transfer & Trust Company LLC as paying agent with instructions on how to cash in their shares of MEDTOX common stock.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.5 billion in 2011, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc., Monogram Biosciences, Inc., Colorado Coagulation, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Forward Looking Statements

Investors are cautioned that statements in this press release that are not strictly historical statements, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions of LabCorp that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those statements. These risks and uncertainties include, among others, the risk that the transaction may not achieve the anticipated strategic benefits; customers, suppliers, employees or strategic partners may have adverse reactions to the transaction; the integration of MEDTOX into LabCorp’s business subsequent to the closing of the transaction may not be successful; as well as other factors detailed in LabCorp’s and MEDTOX’s filings with the SEC, including LabCorp’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent SEC filings, and MEDTOX’S Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent SEC filings.

Contact:

Laboratory Corporation of America® Holdings

Investor/Media Contact:

Stephen Anderson, 336-436-5274

Company Information: www.labcorp.com

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